UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PDI, INC.
(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the registrant)

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                                 Michael J. Marquard
                                 Chief Executive Officer

April 28, 2008

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of PDI, Inc. (“PDI” or the “Company”) to be held on June 4, 2008, at 9:00 a.m., Eastern time, at the Sheraton Mahwah Hotel, One International Boulevard, Mahwah, New Jersey 07495.

At this meeting, you will be asked to elect three directors, to ratify the selection of the Company’s independent registered public accounting firm for fiscal 2008 and to transact such other business as may properly come before the meeting. The accompanying Notice of Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

Your Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

Thank you.

Sincerely,

Michael J. Marquard
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2008
________________________

To the Stockholders of PDI, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PDI, Inc. (the “Company”) will be held at the Sheraton Mahwah Hotel, One International Boulevard, Mahwah, New Jersey 07495 on June 4, 2008 at 9:00 a.m., Eastern time, for the following purposes:

1.           To elect three Class III directors of the Company, each to serve for a term of three years.

2.           To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.           To transact such other business as may properly come before the meeting or any adjournments thereof.

Only the stockholders of record at the close of business on April 23, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting.  Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly.  Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof.  A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Kerry Skolkin
Vice President,
Associate General Counsel and Corporate Secretary

Dated:                      April 28, 2008

PROXY STATEMENT
_______________________

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PDI, Inc., a Delaware corporation (the “Company” or “PDI”, “we”, “us” or “our”), of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at the Sheraton Mahwah Hotel, One International Boulevard, Mahwah, New Jersey 07495 on June 4, 2008 at 9:00 a.m., Eastern time, and for any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  The Board of Directors knows of no other business which will come before the meeting.  This Proxy Statement will be mailed to stockholders on or about April 30, 2008.

Record Date and Quorum

Stockholders of record at the close of business on April 23, 2008 are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 14,179,812 shares of common stock of the Company outstanding.  Each share of common stock outstanding on the record date is entitled to one vote on each matter presented for action at the meeting. Shares of common stock were the only voting securities of the Company outstanding on the record date. A quorum will be present at the Annual Meeting if a majority of the shares of common stock outstanding on the record date are present at the meeting in person or by proxy.

Voting of Proxies

The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) for election of the three Class III director nominees named in this Proxy Statement; (ii) for ratification of the appointment of Ernst & Young LLP (“E&Y”) as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2008; and (iii) in the proxyholders’ discretion, on any other business that may come properly before the meeting and any adjournments or postponements of the meeting.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under the Company’s bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions or broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

Voting Requirements

Election of Directors. The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast for or against the matter by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm.  An abstention from voting on this matter and broker non-votes will be treated as “present” for quorum purposes.  However, since neither an abstention nor a broker non-vote is treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

Revocability of Proxy

A stockholder who has signed and returned the enclosed proxy may revoke it at any time before it is voted by (i) submitting to the Company a properly executed proxy bearing a later date, (ii) submitting to the Company a written revocation of the proxy or (iii) voting in person at the Annual Meeting.

Expenses of Solicitation

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of PDI or by an outside firm telephonically, electronically or by other means of communication. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members and is divided into three classes, with three directors in each of Classes II and III and four directors in Class I.  Directors serve for three-year terms with one class of directors being elected by the Company’s stockholders at each annual meeting.

At the Annual Meeting, three Class III directors will be elected to serve until the annual meeting of stockholders in 2011 and until each director’s successor is elected and qualified.  John Federspiel, Jack E. Stover and Jan Martens Vecsi are the nominees for re-election as the Class III directors.  All of the nominees have been approved, recommended and nominated for re-election to the Board of Directors by the Nominating and Corporate Governance Committee (the “Nominating Committee”) and by the Board of Directors.  The accompanying proxy will be voted for the election of John Federspiel, Jack E. Stover and Jan Martens Vecsi as directors, unless the proxy contains instructions otherwise. Management has no reason to believe that Mr. Federspiel, Mr. Stover or Ms. Vecsi will not be a candidate or will be unable to serve.  However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

The Board of Directors Recommends a
Vote FOR the Election of the Foregoing Nominees and
Proxies That Are Returned Will Be So Voted
Unless Otherwise Instructed.

Set forth below is information regarding the nominees for election as Class III directors and all other members of the Board of Directors who will continue in office.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS
TERM EXPIRING 2011

John Federspiel, age 54.  Mr. Federspiel has been a director since October 2001. Mr. Federspiel is president of Hudson Valley Hospital Center, a 128 bed, short-term, acute care, not-for-profit hospital in Westchester County, New York. Prior to joining Hudson Valley Hospital in 1987, Mr. Federspiel spent an additional 10 years in health administration, during which he held a variety of executive leadership positions. Mr. Federspiel has served as an appointed Member of the State Hospital Review and Planning Council, and has served as chairman of the Northern Metropolitan Hospital Association, as well as other affiliations.  Mr. Federspiel received a B.S. degree from Ohio State University in 1975 and an M.B.A. from Temple University in 1977.

Jack E. Stover, age 55.  Mr. Stover has been a director since August 2005. Mr. Stover joined Antares Pharma, Inc., a publicly held company listed on the American Stock Exchange, in July 2004 as president and chief operating officer, and in August 2004 he was named chief executive officer, president and director. Mr. Stover is also a member of the board of directors of Arbios Systems Inc., a publicly held company.  Mr. Stover was previously executive vice president and chief financial officer of Sicor, Inc., a publicly held injectable pharmaceutical company, which was acquired by Teva Pharmaceutical Industries. Prior to that, Mr. Stover was executive vice president and director of a proprietary women’s pharmaceutical company, Gynetics, Inc., and before Gynetics, he was senior vice president and director of B. Braun Medical, Inc., a private global medical device and pharmaceutical company. For more than five years prior to that, Mr. Stover was a partner with PricewaterhouseCoopers (then Coopers and Lybrand), working in their bioscience industry division in New Jersey. Mr. Stover received his B.A. in Accounting from Lehigh University and is a Certified Public Accountant.

Jan Martens Vecsi, age 64.  Ms. Vecsi has been a director since May 1998. Ms. Vecsi is the sister-in-law of John P. Dugan, our chairman. Ms. Vecsi was employed by Citibank, N.A. from 1967 to 1996 when she retired. Starting in 1984, she served as the senior human resources officer and vice president of the Citibank Private Bank. Ms. Vecsi received a B.A. in Psychology and Elementary Education from Immaculata College in 1965.

INCUMBENT CLASS II DIRECTORS
TERM EXPIRING 2009

Michael J. Marquard, age 59.  Mr. Marquard has been a director and our Chief Executive Officer (“CEO”) since May 2006.  Prior to joining PDI, Mr. Marquard was vice president of Mylan Laboratories Inc. and president of Mylan's branded subsidiary, Mylan Bertek Pharmaceuticals Inc. since July 2004. Mr. Marquard joined Mylan from Wyeth, where he was the senior vice president of U.S. Sales since 1996, and a member of the U.S. management team and Wyeth's Pharmaceutical business unit’s global leadership team.  From 1973 to 1995, Mr. Marquard held a variety of positions at American Cyanamid Company, a business that eventually merged with Wyeth. His positions at American Cyanamid included: vice president and general manager, Lederle Pharmaceuticals; vice president and general manager, Lederle Oncology; and vice president, sales, Lederle Laboratories.  Mr. Marquard has an M.B.A. from the University of Indianapolis and a B.S. from Youngstown State University.

John M. Pietruski, age 75. Mr. Pietruski has been a director since May 1998.  From 1990 to April 2008, Mr. Pietruski was the chairman of the board of Encysive Pharmaceuticals, Inc., a pharmaceutical research and development company. He is a retired chairman of the board and chief executive officer of Sterling Drug Inc., where he was employed from 1977 until his retirement in 1988. Mr. Pietruski is a member of the board of directors of Xylos Corporation and TrialCard, Inc. Mr. Pietruski graduated Phi Beta Kappa with a B.S. in business administration with honors from Rutgers University in 1954.

Frank Ryan, age 68.  Mr. Ryan has been a director since November 2002.  Mr. Ryan was a director of Digene Corporation from June 2005 until its acquisition by Qiagen N.V. in July 2007.  Mr. Ryan’s career includes a 38-year tenure with Johnson & Johnson.  Mr. Ryan retired in 2001 as Johnson & Johnson’s company group chairman with responsibility for worldwide Ethicon franchises and Johnson & Johnson Canada.  In addition, Mr. Ryan was a member of the Medical Devices and Diagnostics Operating Group and Leader for the Group in Process Excellence (Six Sigma) and IT.  Throughout his years at Johnson & Johnson, Mr. Ryan held positions of increasing responsibility, including worldwide president of Chicopee, president of Johnson and Johnson Hospital Services Co. and president of Ethicon, Inc.  Mr. Ryan received a B.S. degree in mechanical engineering from the Illinois Institute of Technology in 1965 and an M.B.A. from the University of Chicago Graduate School of Business in 1969.

INCUMBENT CLASS I DIRECTORS
 TERM EXPIRING 2010

John P. Dugan, age 72.  Mr. Dugan is our founder, Chairman of the Board of Directors and Director of Strategic Planning. He served as our president from inception until January 1995 and as our chief executive officer from inception until November 1997. In 1972, Mr. Dugan founded Dugan Communications, a medical advertising agency that later became known as Dugan Farley Communications Associates Inc. and served as its president until 1990. We were a wholly-owned subsidiary of Dugan Farley in 1990 when Mr. Dugan became our sole stockholder. Mr. Dugan was a founder and served as the president of the Medical Advertising Agency Association from 1983 to 1984. Mr. Dugan also served on the board of directors of the Pharmaceutical Advertising Council (now known as the Healthcare Marketing Communications Council, Inc.) and was its president from 1985 to 1986. Mr. Dugan received an M.B.A. from Boston University in 1964.

Joseph T. Curti, M.D., age 70. Dr. Curti became a director in August 2003.  Dr. Curti was president and chief executive officer of Ferring Pharmaceuticals in Tarrytown, New York from 1995 to 1998.  He previously held the position of president and chief executive officer of Neurochem, Inc. in Kingston, Ontario and president of North American Operations of Searle in Skokie, Illinois.  He spent 19 years at Pfizer in a number of senior positions, both domestically and internationally, directing clinical drug development, drug regulatory, licensing and marketing activities.  Dr. Curti received a B.S. from St. Joseph’s University in Philadelphia in 1959 and an M.D. from Thomas Jefferson University in Philadelphia in 1963.

Stephen J. Sullivan, age 61.  Mr. Sullivan became a director in September 2004.  Mr. Sullivan is president and chief executive officer of Harlan Sprague Dawley, Inc., a privately held global provider of preclinical research tools and services.  Prior to joining Harlan in 2006, Mr. Sullivan was a senior vice president of Covance, Inc. and the president of Covance Central Laboratories, Inc., a major division of Covance.  Prior to joining Covance, Mr. Sullivan was chairman and chief executive officer of Xenometrix, Inc., a biotechnology company with proprietary gene expression technology.  He successfully merged Xenometrix with Discovery Partners International.  Prior to his work with Xenometrix, Mr. Sullivan was vice president and general manager of a global diagnostic sector of Abbott Laboratories.  Mr. Sullivan graduated from the University of Dayton, was a commissioned officer in the Marine Corps, and completed his M.B.A. in Marketing and Finance at Rutgers University.

Gerald P. Belle, age 62.  Mr. Belle has been a director since April 2008.  From 2004 until his retirement in November 2007, Mr. Belle served as Executive Chairman of Merial Ltd., a global animal health company that is a joint venture between sanofi-aventis and Merck & Co.  Prior to that, Mr. Belle served as President and Chief Executive Officer, North America Pharmaceuticals for Aventis, Inc. from 2000 to 2004, where he successfully managed the North American merger of Rhone-Poulenc S.A. and Hoechst AG.  Mr. Belle is a member of the board of directors of Myriad Genetics, Inc., a publicly held biopharmaceutical company.  Mr. Belle earned a B.S.B.A. in Marketing from Xavier University in 1968 and an M.B.A. from Northwestern University in 1969.

Director Independence

Our Board of Directors has determined that Messrs. Pietruski, Ryan, Sullivan, Federspiel, Stover and Belle and Dr. Curti are independent within the meaning of the applicable rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance

Our Guidelines on Corporate Governance, Code of Business Conduct and the charters for each committee of the Board of Directors can be accessed from the “Investor Relations” section of our website at www.pdi-inc.com.

Board of Directors Meetings and Committees

During the year ended December 31, 2007, the Board of Directors held seven meetings, the Audit Committee held ten meetings, the Compensation and Management Development Committee (the “Compensation Committee”) held nine meetings, and the Nominating Committee held four meetings. Each committee member is a non-employee director of the Company who meets the independence requirements of Nasdaq and applicable law.  Each of our incumbent directors attended at least 90% of the total number of Board of Directors meetings and committee meetings on which he or she served during 2007.

We have adopted a policy encouraging our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board of Directors.  All of our directors attended our annual stockholders’ meeting held on June 5, 2007.

Our Board of Directors has three standing committees, each of which is described below.

Audit Committee

The Audit Committee is currently comprised of Mr. Stover (chairperson), Mr. Sullivan and Dr. Curti.  The primary purposes of our Audit Committee are: (a) to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and independent registered public accounting firm; and (b) to prepare any report of the Audit Committee required by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for inclusion in our annual proxy statement.

Our Board of Directors has determined that each member of our Audit Committee is independent within the meaning of the rules of both Nasdaq and the SEC.  Our Board of Directors has determined that the chairperson of the Audit Committee, Mr. Stover, is an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Audit Committee and our Board of Directors have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee, which is described in the section of this Proxy Statement entitled “Policies on Communicating with our Board of Directors and Reporting of Concerns Regarding Accounting or Auditing Matters.”

Our Audit Committee Charter is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Compensation and Management Development Committee

The Compensation Committee is currently comprised of Messrs. Ryan (chairperson), Pietruski and Federspiel.  Each member of our Compensation Committee is “independent” within the meaning of the rules of Nasdaq and as required by the Compensation Committee Charter. The primary purposes of our Compensation Committee are: (a) to establish and maintain executive compensation policies for the Company consistent with corporate objectives and stockholder interests, and (b) to oversee the competency and qualifications of our senior management personnel and the provisions of senior management succession planning.  In addition, the Compensation Committee is responsible for preparing any report of the Compensation Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement. The Compensation Committee also administers our equity compensation plans.  Additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation can be found in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

Our Compensation Committee Charter is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Nominating and Corporate Governance Committee

The Nominating Committee is currently comprised of Messrs. Pietruski (chairperson), Federspiel and Sullivan and Dr. Curti.  Each member of our Nominating Committee is “independent” within the meaning of the rules of Nasdaq and as required by the Nominating Committee charter.  The primary purposes of the Nominating Committee are: (a) to select individuals qualified to serve as directors of the Company and on committees of the Board of Directors; (b) to advise the Board of Directors with respect to board composition, procedures and committees; (c) to advise the Board of Directors with respect to the corporate governance principles applicable to the Company; (d) to advise the Board of Directors with respect to director compensation issues; and (e) to oversee the evaluation of the Board of Directors. In identifying and recommending nominees for positions on the Board of

Directors, the Nominating Committee places primary emphasis on (i) a candidate’s judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) a candidate’s business or other relevant experience; and (iii) the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a Board of  Directors that is effective, collegial and responsive to our needs. The Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. Members of the Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed to help in identifying candidates. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the chairperson of the Nominating Committee enters into a discussion with that nominee candidate. Subsequently, the chairperson will discuss the qualifications of the candidate with the other members of the committee, and the Nominating Committee will then make a final recommendation with respect to that candidate to the Board of Directors.  The Nominating Committee will consider nominees recommended by stockholders, provided such nominations comply with the applicable provisions of our bylaws and the procedures to be followed in submitting proposals. Stockholders who wish to submit nominees for director for consideration by the Nominating Committee may do so by submitting in writing such nominees’ names and qualifications to Kerry Skolkin, Vice President, Associate General Counsel and Corporate Secretary at PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, NJ 07458.  See “Stockholder Proposals for the 2009 Annual Meeting” for the procedures to be followed by stockholders in submitting proposals, including recommendations for director nominees, to be included in our proxy statement relating to the 2009 annual meeting of stockholders.

The Company’s Nomination Committee Charter is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Policies on Communicating with our Board of Directors and Reporting of Concerns Regarding Accounting or Auditing Matters

Stockholders may contact an individual director, a committee of our Board of Directors or our Board of Directors as a group.  The name of any specific intended director recipient (or recipients) should be noted in the communication.  Communications may be sent to PDI, Inc., Attn: Corporate Secretary, Saddle River Executive Centre, 1 Route 17 South, Saddle River, NJ 07458.  Our Corporate Secretary will forward such correspondence only to the intended recipients.  Prior to forwarding any correspondence, however, the Corporate Secretary will review the correspondence and will not forward any communications deemed to be of a commercial or frivolous nature or otherwise inappropriate for our Board of Directors’ consideration.  In such cases, that correspondence may be forwarded elsewhere in the Company for review and possible response.

Any person who has a concern regarding accounting, internal accounting controls or auditing matters may, in a confidential or anonymous manner, communicate that concern in either of the following manners: (1) by reporting such concerns via a confidential and secure Internet and telephone based reporting system administered by an external vendor, which may be accessed via the Internet at www.guideline.lrn.com or toll-free by telephone at 1-888-577-9483, or (2) by setting forth such concerns in writing and forwarding them in a sealed envelope to the chairperson of the Audit Committee, in care of our Corporate Secretary at PDI, Inc. Attn: Corporate Secretary, Saddle River Executive Centre, 1 Route 17 South, Saddle River, NJ 07458, such envelope to be labeled with a legend such as:  “Anonymous Submission of Complaint or Concern.”  All communications received regarding concerns about accounting or auditing matters will be relayed to the chairperson of our Audit Committee.  Additional information on how to access our whistleblower hotline is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Compensation of Directors

Each of our non-employee directors receives an annual director's fee of $40,000, payable quarterly in arrears.  In addition, the Chairperson of each of the Audit Committee, Compensation Committee and Nominating

Committee receives an additional annual fee of $25,000, $15,000 and $5,000, respectively.  Members of our Board of Directors may defer receipt of board and committee fees through participation in our Executive Deferred Compensation Plan.  In addition, our directors are entitled to reimbursement for travel and related expenses incurred in connection with attendance at Board and committee meetings.

Prior to 2006, we provided non-employee directors with stock options on an annual basis.  Our current practice with respect to equity awards to our non-employee directors is as follows:  Upon initial appointment to the Board of Directors, each non-employee director receives approximately $60,000 in restricted stock which vests ratably over a three-year period.  In addition, each non-employee director receives approximately $45,000 in restricted stock on the date of our annual meeting each year which vests ratably over a three-year period.

The following table presents information relating to total compensation for our non-employee directors for the year ended December 31, 2007.  The value of equity awards is based on Financial Accounting Standards Board Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“FAS 123R”), as required by the SEC.  As a result, this value may include amounts from awards granted in and prior to 2007, and not the amount actually paid to the director in 2007.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1) (3)	Option awards ($)(2)	Nonqualified Compensation Earnings ($)	Total ($)
Gerald P. Belle (4)	$-	$-	$-	$-	$-
Joseph T. Curti	40,000	23,750	9,100	-	72,850
John C. Federspiel	40,000	53,122	9,100	-	102,222
John M. Pietruski	45,000	81,244	9,100	-	135,344
Frank J. Ryan	55,000	28,124	9,100	-	92,224
Stephen Sullivan	40,000	23,750	9,100	-	72,850
Jack Stover	65,000	23,750	21,371	792	110,912
Jan Vecsi	40,000	81,244	9,100	-	130,344

(1)	Reports the amount recognized in accordance with FAS 123R in our consolidated financial statements for the year ended December 31, 2007 for restricted stock granted to each listed director in 2006 and 2007. A discussion of the assumptions used in calculating these values are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Reports the amount recognized in accordance with FAS 123R in our consolidated financial statements for the year ended December 31, 2007 for options granted to each listed director in 2005.  A discussion of the assumptions used in calculating these values are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
For awards granted to retirement-eligible directors where no additional service is required for the director to retain the award, FAS 123R requires the immediate recognition of compensation cost at the grant date because the director is able to retain the award without continuing to provide services.  Mr. Federspiel, Mr. Pietruski and Ms. Vecsi are retirement eligible.  For directors near retirement eligibility, attribution of compensation cost is allocated over the period from the grant date to the retirement eligibility date.  Mr. Ryan is near retirement eligible.  Under our currently policy, a director is eligible to retire after serving two three-year terms.  Upon retirement, all restricted stock would be immediately vested.

(4)	Mr. Belle was appointed to the Board of Directors in April 2008.

Mr. Marquard and Mr. Dugan are both employed by the Company as our CEO and Director of Strategic Planning, respectively, and are therefore not eligible to receive the director fees described above.  In January 1998, the Company entered into an agreement with Mr. Dugan providing for his appointment as Chairman of the Board of Directors and Director of Strategic Planning.  The agreement provides for an annual salary of $150,000.  Information regarding Mr. Marquard’s compensation can be found elsewhere in this Proxy Statement under the caption “Executive Compensation”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 1, 2008, the number of shares of our common stock beneficially owned by (i) each stockholder who is known by us to own beneficially in excess of 5% of our outstanding common stock, (ii) each director, (iii) each executive officer included in the section of this Proxy Statement entitled “Summary Compensation Table” (each, a “named executive officer”) who is currently employed with us and (iv) all directors and executive officers of the Company as a group.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them and all information with respect to beneficial ownership has been furnished to us by the respective stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Executive officers and directors:
John P. Dugan	4,869,878		34.1%
Michael J. Marquard	69,847		*
Jeffrey E. Smith	32,178		*
Kevin Connolly	32,415		*
Nancy McCarthy	30,523	(2)	*
Gerald P. Belle	-		0.0%
Joseph T. Curti	32,658	(3)	*
John C. Federspiel	47,658	(4)	*
John M. Pietruski	65,908	(5)	*
Frank J. Ryan	40,158	(6)	*
Jack Stover	17,658	(2)	*
Stephen Sullivan	25,608	(7)	*
Jan Martens Vecsi	64,508	(5) (8)	*
All executive officers and directors as a group (12 persons)	5,328,997	(9)	37.3%
5% stockholders:
Heartland Advisors, Inc. (10)	1,957,850		13.7%
789 North Water Street
Milwaukee, WI 53202
Dimensional Fund Advisors LP (10)	1,203,893		8.4%
1299 Ocean Avenue
Santa Monica, CA 90401
Rutabaga Capital Management (10)	1,004,179		7.0%
64 Broad Street, 3rd Floor
Boston, MA 02109
* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 1, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes options to purchase 10,000 shares of common stock.

(3)	Includes options to purchase 25,000 shares of common stock.

(4)	Includes options to purchase 40,000 shares of common stock.

(5)	Includes options to purchase 56,250 shares of common stock.

(6)	Includes options to purchase 32,500 shares of common stock.

(7)	Includes options to purchase 17,500 shares of common stock.

(8)	Includes 400 shares held in an irrevocable Trust Account for her son, John S. Vecsi, Jr. of which Ms. Vecsi is the trustee.

(9)	Includes options to purchase 247,500 shares of common stock.

(10)	This information was derived from the Schedule 13G filed by the reporting person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, based solely on review of the copies of such forms furnished to us, or written representations that no other forms were required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent (10%) stockholders were complied with during the fiscal year ended December 31, 2007 with the following exception: a Change in Beneficial Ownership on Form 4 was not timely filed for Mr. Smith relating to the shares of restricted stock and the stock-settled stock appreciation rights (“SARs”) granted to him in March 2007.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and principal position of the executive officers of the Company as of the date of this Proxy Statement:

Name	Age	Position
Michael J. Marquard	59	Chief Executive Officer
Jeffrey E. Smith	61	Executive Vice President, Chief Financial Officer and Treasurer
Kevin Connolly	54	Executive Vice President and President of Diversified Marketing Services
Nancy McCarthy	51	Executive Vice President, Human Resources

The principal occupation and business experience for at least the last five years for each executive officer is set forth below (except for Mr. Marquard, whose business experience is discussed above).

Jeffrey E. Smith joined us as Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer in May 2006. Immediately prior to joining PDI, Mr. Smith was senior vice president, finance and chief financial officer of Pliva, Inc., a specialty generic pharmaceutical company. From 1985 to 2002, Mr. Smith served in various executive positions with Alpharma, Inc., a global specialty pharmaceutical company. While with Alpharma, Inc., Mr. Smith was executive vice president, finance and chief financial officer and, for a three-year period, was responsible for worldwide operations while serving as acting president and member of the office of the chief executive. Mr. Smith is a Certified Public Accountant who began his career with Coopers & Lybrand, now PricewaterhouseCoopers.  Mr. Smith received his B.S. from Fairleigh Dickinson University.

Kevin Connolly joined us in June 2005, and is our Executive Vice President and President of Diversified Marketing Services. He brings over 25 years of pharmaceutical sales and marketing experience to PDI. Prior to joining PDI, he was senior vice president, group general manager in Cardinal Health's Medical Communications Group. Prior to Cardinal, Mr. Connolly was executive vice president, Americas for Wolters Kluwer Health. He spent over 10 years with Excerpta Medica Worldwide, a Division of Elsevier Science, with the last 2 years as worldwide president. Mr. Connolly spent 12 years with Bristol-Myers Squibb in multiple sales and marketing positions.

Nancy McCarthy joined us as Executive Vice President, Human Resources in June 2004.  Prior to joining PDI, Ms. McCarthy was senior director, organization development at Avaya Inc., a telecommunications company, where she led an enterprise-wide initiative to create the architecture for a global learning platform to support the company’s business strategy.  Before joining Avaya, Ms. McCarthy worked for Datascope Corp., a medical devices company, where she established their leadership development platform, creating a fully integrated human resources system for recruitment, training, executive coaching and performance management.  Ms. McCarthy received her B.A. from the University of New Hampshire and an M.B.A. from Fairleigh Dickinson University.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2008.  Although stockholder approval is not required, we desire to obtain from the stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing E&Y as the independent registered public accounting firm of the Company and its subsidiaries.  The accompanying proxy will be voted for the ratification of the appointment of E&Y unless the proxy contains instructions otherwise.  If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee.

A representative of E&Y will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

The Board of Directors Recommends a Vote FOR the Ratification of the
Appointment of Ernst & Young LLP for Fiscal Year 2008 and Proxies That Are
Returned Will Be So Voted Unless Otherwise Instructed.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and E&Y, the independent registered public accounting firm, our audited financial statements for fiscal 2007, management’s assessment of the effectiveness of our internal control over financial reporting and E&Y’s evaluation of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of our internal control over financial reporting.  The Audit Committee has also discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with E&Y, such independent registered public accounting firm’s independence.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, including the effectiveness of internal control over financial reporting.  E&Y is responsible for performing an independent audit of our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, on management’s assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of internal control over financial reporting.  E&Y has free access to the Audit Committee to discuss any matters they deem appropriate.

Based on the reports and discussions described in this report, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal 2007 be included in our Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee

Jack E. Stover, Chairperson
Joseph T. Curti, M.D.
Stephen J. Sullivan

Audit Committee Matters and Fees Paid to Independent Registered Public Accounting Firm

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC.  Each year, the independent registered public accounting firm’s retention to audit our financial statements and permissible non-audit services, including the associated fees, is approved by the Audit Committee.  At the beginning of the fiscal year, the Audit Committee evaluates other known potential engagements of the independent registered public accounting firm, in light of the scope of the work proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence.  At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.  Typically, these would be services, such as due diligence for an acquisition, that were not known at the beginning of the year.  The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between committee meetings.  If the Chairperson so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

E&Y, an independent registered public accounting firm, has served as our independent accountants continuously since 2005.  The Audit Committee believes that the knowledge of our business E&Y has gained through this period of service is valuable.  Fees for services provided by E&Y for the past two completed years ended December 31 were as follows:

	2007	2006
Audit Fees	$ 865,000	$ 1,124,000
Audit-Related Fees	28,000	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$ 893,000	$ 1,124,000

Fees for audit services included the audit of our consolidated financial statements and the audit of the effectiveness of internal control over financial reporting.  Fees for audit-related services for 2007 consist of an audit of our 401(k) plan for the year ended December 31, 2006 by an affiliate of E&Y.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of executive compensation arrangements should be read together with the compensation tables and related disclosures set forth elsewhere in this Proxy Statement under the caption “Executive Compensation”.  This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding executive compensation.  These statements involve known and unknown risks, uncertainties and other factors that may cause our future compensation programs to differ materially from currently planned programs.

Compensation Philosophy and Objectives

We believe that executive compensation should be commensurate and aligned with the performance and growth objectives of the Company and long-term stockholder value.  The primary objectives of our executive compensation plans are to:

•	provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified, experienced executives;

•	provide annual and long-term incentives that emphasize performance-based compensation and correlate directly with achievement of company financial targets and individual performance goals;

•
align the interests of our executives with those of our stockholders by having a meaningful portion of executive compensation comprised of equity-based incentives coupled with stock ownership guidelines; and

•	reward our executives for their individual contributions to the near and long-term success of the Company.

In order to achieve these objectives, we utilize both quantitative and qualitative measures of performance.  Our compensation plans are designed to provide our executive officers with compensation awards based in part upon our attainment of certain financial targets.  In addition, certain qualitative measures are also applied to assess the individual performance of each of our executives, such as an individual’s achievement of his or her annual goals, progress toward the Company’s strategic objectives, leadership and decision-making abilities, innovation and industry knowledge.

Our compensation philosophy and objectives during 2007 were influenced by significant events that impacted our business during the year, including the expiration and termination of a number of significant sales force agreements during 2006 and early 2007 and the implementation of the Company’s long-term strategic plan.  In recognition of the unique business challenges presented during 2007, our 2007 executive compensation plans were specifically designed to foster retention and reward our executives for their efforts to rebuild our business and to begin to successfully implement the Company’s long-term strategic plan.  As described in more detail below, in accordance with this objective, the 2007 annual cash incentive program was designed to provide full funding upon achievement of the Company’s forecast with respect to operating income/loss in 2007.  However, despite our attainment of this forecast in 2007, the level of funding and actual payments to our executive officers under this program were reduced based in part on the Company’s overall financial results in 2007.  In addition, the long-term incentive awards granted to executives under the 2007 long-term equity incentive program were at the lowest end of the established range.

In light of the fact that the Company was successful during 2007 in beginning the process of rebuilding our core sales support services business by entering into new sales force contracts to offset in part the loss of significant sales force contracts during 2006 and early 2007, the compensation philosophy and objectives for 2008 have shifted to focus more on revenue growth beyond that generated by our current arrangements.  In addition, the threshold for achieving a full funding level for the 2008 annual cash incentive program has been increased significantly from the threshold established for 2007 in accordance with this focus on achieving additional revenue growth as well as exceeding forecasted net income during fiscal 2008.

Role of the Compensation Committee and the Board of Directors

The Compensation Committee provides overall guidance for our executive compensation policies and determines the value and elements of compensation for our executive officers, except for our CEO, whose compensation is approved by our full Board of Directors.  In making its determinations with respect to executive compensation, the Compensation Committee has retained since 2002 the services of a compensation consultant, Pearl Meyer & Partners, to assist with the design of our executive compensation programs.  We believe that the use of an independent compensation consultant provides additional assurance that our executive compensation arrangements are reasonable and consistent with our objectives, general survey data we use for benchmarking purposes and external market trends.  Our compensation consultant regularly participates in Compensation Committee meetings and advises the Compensation Committee on such matters as compensation trends and best practices, plan design and appropriate benchmarking.  In addition, our CEO and Executive Vice President, Human Resources attend Compensation Committee meetings by invitation in order to provide, as appropriate, additional insight, suggestions or recommendations regarding executive compensation.

With respect to our CEO, decisions regarding the CEO’s compensation package are made by the Board of Directors based primarily upon the following considerations: (1) the achievement of the Company’s stated financial goals and the Board of Director’s evaluation of the CEO’s performance in achieving his annual goals; (2) the Compensation Committee’s and compensation consultant’s input to the Board of Directors and (3) any relevant benchmarking data provided by the compensation consultant.  With respect to our other executive officers, the Compensation Committee determines the compensation package of each of these executive officers based on the recommendation of the CEO as well as the achievement of our financial targets and any relevant benchmarking data provided by the compensation consultant.

Benchmarking

Compensation levels for executives are determined based on a number of factors, including among other things, the compensation levels in the marketplace for similar positions.  Benchmarking compensation is a challenge for the Company, however, as we provide a unique mix of services in the marketplace.  There are very few public companies, if any, that are of similar size and scope which provide the types of sales and marketing support and medical education services that we provide to our customers in the marketplace, thereby making it difficult to develop a true comparison group with a meaningful number of companies.  As a result, the Compensation Committee benchmarks our executive compensation against data for numerous companies of similar size from general industry surveys that provide position-based compensation levels and other related compensation information.  The Compensation Committee relies on its compensation consultant to conduct the benchmarking analysis of general survey data and does not consider any particular survey participant to be a material factor in its compensation determinations.

Relative to the general survey data, the Compensation Committee’s objective is for each executive officer’s total compensation to generally remain within the median range if our financial targets and the executive’s annual goals are achieved during the year.  However, actual total compensation for each executive during any given year may vary above or below the median range of the general survey data based on a number of factors, including our overall financial results and prospects and the performance of the Company’s stock as well as the individual’s performance during the year.

Elements and Mix of Executive Compensation

    Overview

    We currently utilize the following three main components of executive compensation:

•	Base Salary;

•	Annual Cash Incentives; and

•	Long-Term Equity Incentives.

We utilize these particular elements of executive compensation because we believe they provide a well-balanced mix of rewards designed to achieve our compensation objectives in accordance with our compensation philosophy.  We provide our executives a measure of security in the minimum level of compensation he or she is eligible to receive in the form of a base salary.  In addition, we also provide incentives for our executives to focus their efforts on achieving strong financial results on an annual basis through annual cash incentive rewards.  Finally, we seek to achieve our executive retention goals and long-term growth objectives by providing our executives with long-term wealth creation opportunities through equity awards.

The mix of executive compensation is generally leveraged in favor of at-risk compensation (in the form of annual cash incentives and long-term equity incentives), which results in a pay-for-performance orientation for our executives.  Approximately 60% of our executive officers’ total target compensation each year is typically comprised of incentive compensation, with the remaining 40% comprised of base salary (except with respect to our CEO’s total target compensation, which is more highly leveraged in favor of incentive compensation at approximately 70%).  The incentive-based portion of our executive officers’ target compensation is divided evenly among annual cash incentives and long-term equity incentives.  We believe that this mix of incentive compensation provides an appropriate balance between our short- and long-term financial and stock performance goals.  In furtherance of our philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

Base Salary

Base salaries are set with regard to the level of the executive officer’s position within the Company and the individual’s current and historical performance results, as well as general survey data.  The base salary levels and any changes to those levels for each executive are reviewed each year by the Compensation Committee, and adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s impact on achieving our strategic and financial goals.  While our executives’ base salaries are generally targeted to be consistent with median base salaries for similar positions based on the general survey data described above, there is no specific weighting applied to any one factor in setting the level of salary, and the process ultimately relies on the Compensation Committee’s evaluation of the factors discussed above with respect to each executive officer.    The Compensation Committee also takes into account additional factors such as historical compensation and the individual’s potential to be a key contributor as well as special recruiting situations.  During 2007, the base salary of our CEO was increased by 4% which reflected the Compensation Committee’s acknowledgement that our CEO’s base salary was significantly below the median based upon a review of the general survey data.  Based on a similar analysis, the base salaries of our (i) CFO and (ii) Executive Vice President and President of Diversified Marketing Services were each increased by 3%.

Annual Cash Incentives

The annual cash incentive program provides our executive officers with an opportunity to receive a cash award based on our financial performance and the individual performance of each executive during the year.  Annual cash incentive targets are determined by the Compensation Committee during the first quarter of each fiscal year and are expressed as a percentage of such individual’s base salary.  In March 2007, the following annual cash incentive targets for 2007 were established for each named executive officer:

Named Executive Officer	Annual Cash Incentive Target (% of Base Salary)
M. Marquard	80%
J. Smith	70%
S. Budd *	75%
K. Connolly	70%
N. McCarthy	65%

  * Mr. Budd resigned from the Company, effective April 6, 2007 and therefore was not eligible to receive an annual cash incentive award relating to fiscal 2007.

    These annual cash incentive targets were determined by the Compensation Committee in accordance with input from our compensation consultant and were based upon general survey data and the Compensation Committee’s desire to link a significant portion of our executive’s overall compensation to the achievement of specific financial and performance goals.

In order to determine the level of funding that will be available to make annual cash incentive awards to our executive officers, certain financial targets are established during the first quarter of each fiscal year.  For certain executives, these financial targets are based entirely on our consolidated financial results; however, for those executives who are evaluated with respect to the performance of a particular business segment of the Company, there are two financial targets, one of which is based upon our overall financial results while the other is tied to the financial performance of that particular business segment.  The level of funding for the annual cash incentive targets is based on a sliding scale that correlates directly with the attainment of our financial targets.  For those executives with two financial targets, the financial performance of their respective business segment is weighted much more heavily than our consolidated results.  As a general matter, in order for the annual cash incentive targets to be funded at 100%, the applicable financial target(s) must be fully achieved.  Once the level of funding has been determined, the actual amount of the annual cash incentive award granted to each executive officer may then be adjusted by the Compensation Committee (or in the case of the CEO’s annual cash incentive, the Board of Directors) depending on a variety of factors, including any extraordinary circumstances that affected our financial performance during the fiscal year as well as the executive’s performance during the fiscal year, including the extent to which he or she achieved his or her annual goals and our strategic objectives.

The financial target established for 2007 for our executive officers was the attainment of our forecasted 2007 consolidated operating loss of approximately $15.77 million.  In addition, Mr. Budd’s annual cash incentive target was tied to an additional financial target of achieving our operating income forecast of approximately $4.06 million (before corporate allocations) in our Sales Services business segment, and Mr. Connolly’s annual cash incentive target was tied to an additional financial target of achieving our operating income forecast of approximately $6.55 million (before corporate allocations) in our Marketing Services business segment.  These financial targets were determined by the Compensation Committee taking into consideration the unique challenges facing the Company during 2007, including the expiration and termination of significant sales force agreements during 2006 and the first quarter of 2007, which accounted for approximately $150.9 million of our revenue in 2006 and $15.9 million of our revenue during 2007.  In addition, the Compensation Committee considered the anticipated costs associated with implementing our long-term strategic plan during 2007, which is expected to provide the Company with additional avenues for revenue growth in the future.  Based on these considerations, as well as a focus on retaining key executives to rebuild our core business and expand our service offerings, the Compensation Committee determined that establishing these financial targets would best achieve the Company’s compensation objectives for 2007.

The financial target based on our forecasted consolidated operating loss was exceeded during fiscal 2007.  However, our CEO, based on an evaluation of our overall financial results for 2007 (which included a comparison of forecasted revenue with actual revenue during 2007) as well as a review of the status of certain other strategic initiatives established for 2007, recommended to the Compensation Committee that the overall level of funding for the annual incentive targets for our executive officers be reduced from 100% to 85%.  With respect to Mr. Connolly, the financial target established for our Marketing Services business segment was not achieved and therefore the level of funding his annual incentive target was reduced to 40% in accordance with sliding scale previously adopted by the Compensation Committee.  In determining the actual amount of annual cash incentive awards to be made to our executive officers, the Compensation Committee (and with respect to the CEO, the Board of Directors) considered, in addition to the level of funding established for each executive, the executive’s performance and contributions during the year as well as other factors such as the existing pipeline for new business and any extraordinary circumstances that affected financial performance during 2007 and may affect financial performance going forward.  Based on these criteria, the Compensation Committee approved annual cash incentive awards to each named executive officer in accordance with the funding levels discussed immediately above, except for Mr. Smith whose actual award was increased from 85% to 90% of his annual cash incentive target based on the recommendation of the CEO in recognition of Mr. Smith’s superior performance during the year.  In February 2008, the following annual cash incentive awards were approved for the named executive officers (expressed as a percentage of (i) base salary and (ii) annual cash incentive target):

Named Executive Officer	Actual Annual Cash Incentive Award (% of Base Salary)	Actual Annual Cash Incentive Award (% of Target)
M. Marquard	68%	85%
J. Smith	63%	90%
K. Connolly	28%	40%
N. McCarthy	55%	85%

Long-Term Equity Incentives

Our executives are also eligible to participate in a long-term equity incentive program each year, which is administered under our 2004 Stock Award and Incentive Plan (the “2004 Plan”).  The long-term equity incentive component of our compensation program is used to balance the short-term focus of the annual cash incentive component by tying the ultimate value of these equity rewards to our long-term performance.  The Compensation Committee believes that long-term stock-based incentive compensation enhances our ability to attract and retain high quality talent and provides the motivation to improve our long-term financial performance and increase stockholder value.

Historically, we had a practice of granting stock options to our executive officers and other employees.  However, in connection with our adoption of FAS 123R, we have shifted our focus to stock-settled stock appreciation rights (“SARs”) and restricted stock.  Restricted stock grants generally cliff vest at the end of a three-year period, with shares delivered to our executives upon vesting.  Unless provided otherwise in an agreement, unvested restricted stock is forfeited when an executive’s service with the Company is terminated.  We believe that restricted stock provides our executives with a significant link to our share price and also assists with retention of executive talent in critical positions.  SARs are granted with an exercise price equal to the market value of the common stock on the date of grant and generally vest ratably over a three-year period.  We believe that tying a significant portion of our executives’ compensation to stock price appreciation furthers the goal of aligning executive and stockholder interests.

The Compensation Committee typically approves a dollar range for the long-term equity component of compensation for each executive officer during the first quarter of each fiscal year.  The ranges are established in accordance with a tier system which is based on each executive’s position and responsibilities within the organization.  The CEO is in the first tier and therefore has the highest established dollar range.  The CFO, the President of our Sales Services segment and the President of our Marketing Services segment are included within the second tier and the Executive Vice President of Human Resources is included within the third tier.   The primary goal of the Compensation Committee in establishing these dollar ranges for long-term equity incentive awards is to position our executives at median levels of long-term incentive compensation compared with general survey data, assuming that our financial targets are attained and taking into consideration certain qualitative factors such as the executive’s strategic impact, experience and expertise.  For all of our executive officers except the CEO, the long-term equity incentive awards are approved by the Compensation Committee in the first quarter of the following year.  The Board of Directors approves the long-term equity incentive award granted to the CEO.  In determining the actual amount of the award within the established range, the Compensation Committee (and in the case of the CEO’s award, the Board of Directors) considers various factors, including our overall financial, operating and stock performance, the executive's strategic impact, alignment with stockholder interests based on equity ownership of the executive management team, total stockholder dilution and annual share utilization rates, competitive market practices and the balance with other elements of the executive’s compensation package.

In March 2007, the following dollar ranges for 2007 long-term equity incentive awards were established for each named executive officer:

Named Executive Officer	Long-term Equity Incentive Award Range ($ Value)
M. Marquard	$500,000-$800,000
J. Smith	$200,000-$300,000
S. Budd *	$200,000-$300,000
K. Connolly	$200,000-$300,000
N. McCarthy	$80,000-$150,000

*  Mr. Budd resigned from the Company, effective April 6, 2007 and therefore was not eligible to receive a long-term equity incentive award relating to fiscal 2007.

In February 2008, the following long-term equity incentive awards were granted to each named executive officer in the form of shares of restricted stock and SARs:

Named Executive Officer	Approximate Amount ($ Value)	Amount (% of Base Salary)
M. Marquard	$500,000	120%
J. Smith	$200,000	65%
K. Connolly	$200,000	72%
N. McCarthy	$80,000	37%

The dollar value of these long-term equity incentives was split evenly in the form of shares of restricted stock and SARs for each named executive officer.  The dollar value of the long-term equity incentives that were awarded reflect the lowest end of the dollar range that was established by the Compensation Committee in 2007 for each named executive officer.  This is due primarily to our overall financial performance in 2007 and the status of certain other strategic initiatives established for 2007.  Although these amounts were paid with respect to 2007 performance, they are not reported in the section of this Proxy Statement entitled “Summary Compensation Table” as the FAS 123R value will correspond to their date of grant in 2008 and therefore will be reported in the summary compensation table that will be included in our 2009 proxy statement.

Performance Contingent Share Program

In the past, the Compensation Committee administered a Performance Contingent Share Program under the 2004 Plan, which provided for a certain number of shares of our common stock to be awarded to executive officers and other members of our management team upon the completion of a three-year performance period (from 2005 through 2007).  Any awards of shares under this program were generally contingent on achievement of varying levels of compound annual revenue growth rates within each of our business units and total stockholder returns over the three year period as compared with other companies from which we had historically gathered compensation marketplace data.  Based on our financial results during the relevant period, no shares were awarded to any of our executive officers under this program.  As a result of the uncertainties and difficulties associated with establishing long-term performance objectives that remain relevant over multi-year periods for the Company during this period of transition in implementing our long-term strategic plan, we discontinued the use of the Performance Contingent Share Program in 2006.

Equity Grant Approval Process

In 2007, the Compensation Committee approved and adopted a formal process relating to the granting of equity awards.  In accordance with this process, long-term equity incentive awards for all executive officers (other than the CEO) are approved by the Compensation Committee during the first quarter of each year, and the grant date for such awards is the date on which such awards are approved by the Compensation Committee.  With respect to a long-term equity incentive award to the CEO, the Board of Directors approves this award during the first quarter of each year and the grant date is the date of approval by the Board of Directors.  For the portion of the equity award that is granted in the form of restricted stock, the determination of the number of shares to be granted is calculated by dividing the dollar value of the restricted stock portion of the award by the closing price of our stock on the date of the grant.  For the portion of the equity award that is granted in the form of SARs, the number of SARs to be granted is calculated by dividing the dollar value of the SARs portion of the award by the fair market value of our common stock based on a Black-Scholes calculation.

For newly hired employees, if the Compensation Committee approves an equity award prior to the individual’s date of hire, the grant date for the equity award is the date of hire with reference (either for purposes of determining the value of the restricted stock or exercise price of the SAR) to the closing price on the grant date.  If the Compensation Committee approves the equity award after the date of hire, then the grant date of the award is the date on which the Compensation Committee approves the equity award, and the value of the restricted stock or the exercise price of the SAR, as appropriate, is computed with reference to the closing price on the grant date.

Perquisites and Retirement Benefits

As a matter of practice, we provide only limited special perquisites to our executive officers.  Executives are eligible for the standard benefits and programs generally available to all of our employees, plus additional financial planning and executive physical examination services as well as automobile benefits.

We do not maintain any defined benefit or supplemental executive retirement programs for our executives.  We do, however, maintain a 401(k) retirement plan for all of our employees.  This plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and is a defined contribution plan.  The plan provides all eligible participants with company matching contributions in accordance with the following formula:

•	Employee contributions of up to 3% of base salary will be matched 100%.

•	Employee contributions which exceed 3% but do not exceed 5% of base salary will be matched 50%.

Employees must meet all eligibility requirements outlined in the 401(k) plan in order to receive matching contributions.  Employees' account balances derived from our matching contributions are immediately fully vested.  In addition, we can make discretionary contributions to the 401(k) plan.  We did not make any discretionary contributions to the 401(k) plan in 2007.  Under the 401(k) plan, there is no option for employees to invest any of their 401(k) funds in our common stock.  Our contribution expense related to the 401(k) plan for 2007 was approximately $725,000.

In addition, we also provide certain life insurance benefits to our employees, including our executive officers.

These perquisites and retirement and life insurance benefits are quantified for our named executive officers in footnote 7 to the table contained in the section of this Proxy Statement entitled “Summary Compensation Table.”

Deferred Compensation Plan

We also allow our executives to elect to defer receipt of cash compensation through participation in the Executive Deferred Compensation Plan.  The purpose of the plan is to allow participants to defer receipt of current cash compensation (base salary and annual cash incentives) in order to maximize deferrals that could not otherwise be put into other qualified benefit plans, such as the 401(k) plan.  The plan also allows members of our Board of Directors to defer board and committee fees.

Employment Agreements and Post-Termination Payments

We have employment separation agreements with certain key executives in order to attract and retain a highly qualified management team.  The Compensation Committee considers the terms of these agreements to be consistent with standard market practice.  Additional information regarding the employment separation agreements and the potential value of post-termination benefits of our currently employed named executive officers can be found in the section of this Proxy Statement entitled “Potential Payments upon Termination.”

Stock Ownership Guidelines

We adopted stock ownership guidelines effective January 1, 2007 that are intended to require our executive officers and non-employee directors to own our common stock.  Such individuals must retain at least 50% of net shares delivered through our executive and director compensation plans.  Net shares refer to those that remain after shares are sold or forfeited to pay the exercise price of stock options and withholding taxes for stock options, SARs and restricted stock.  These shares must be retained until the earliest of (1) three years from the date of exercise or vesting; (2) retirement; or (3) termination of employment.  Failure to comply with these ownership guidelines may result in reduced levels of annual and/or long-term incentive compensation despite meeting financial targets and other performance goals.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into the account the various tax and accounting implications of the various compensation vehicles utilized by the Company.  When determining amounts of long-term equity incentive awards to executives, the Compensation Committee examines the accounting costs associated with awarding such equity compensation in accordance with FAS 123R.

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to the chief executive officer and the four other most highly compensated executive officers (excluding the chief financial officer).  To the extent that compensation is based upon the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the stockholders, the compensation is not included in the computation of the limit.  The Compensation Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its stockholders, to qualify executive compensation as tax deductible where it does not adversely affect the Compensation Committee’s development and execution of effective compensation plans.  The Compensation Committee intends, however, to maintain at all times the flexibility to take actions it considers to be in the best interests of the Company and its stockholders.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management and, based on such review and discussion, the Compensation and Management Development Committee recommends that it be included in this Proxy Statement.

Submitted by the Compensation and
Management Development Committee

Frank J. Ryan, Chairperson
John Federspiel
John M. Pietruski

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2007, the Compensation Committee consisted of Messrs. Ryan, Pietruski and Federspiel, all of whom are non-employee directors.  No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation paid to our CEO and CFO and our three other most highly compensated executive officers who served in such capacities during 2007 (collectively referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Options and SARs Awards ($)(5)	Non-Equity Incentive Plan Compensation	All Other Compen-sation (6)	Total
Michael Marquard -
CEO (1)	2007	$ 411,333	$ -	$ 158,422	$ 94,418	$ 280,000	$ 28,031	$ 972,204
	2006	254,615	-	31,249	32,710	160,000	140,833	619,408
Jeffrey Smith -
EVP, CFO and	2007	306,375	-	119,667	53,994	191,000	27,456	698,492
Treasurer (2)	2006	188,654	-	20,834	21,910	133,665	7,707	372,769
Kevin Connolly -
EVP and	2007	274,818	-	80,433	27,855	77,000	25,762	485,868
President, DMS	2006	267,279	-	66,774	11,022	168,386	18,163	531,624
Nancy McCarthy -
EVP, Human	2007	198,220	-	63,981	17,755	113,000	25,756	418,712
Resources	2006	212,670	50,000	57,361	11,022	143,552	18,293	492,898
Steven Budd -
Former	2007	87,450	-	(40,645)	29,391	-	575,966	652,162
President (3)	2006	322,056	-	270,411	22,043	181,157	21,063	816,730

(1)	Became CEO effective May 11, 2006.

(2)	Became CFO effective May 15, 2006.

(3)	Resigned effective April 6, 2007.

(4)
The amounts in this column do not necessarily represent the value of the award granted, nor are they a prediction of what will be paid to the employee.  The amounts in this column represent the expense taken by the Company in accordance FAS 123R in 2007 and 2006 for portions of awards granted in 2004, 2005, 2006 and 2007 that vest in 2006 or later.  The assumptions used in determining the fair value of the stock awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.  We generally recognize expense ratably over the requisite vesting period.

(5)
Reports the amount recognized in accordance with FAS 123R in our financial statement for the year ended December 31, 2007 and 2006 for options and SARs granted in 2004, 2005, 2006 and 2007 that vest in 2006 or later.  The assumptions used in determining the fair value of the SARs awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.  We generally recognize expense ratably over the requisite vesting period.

(6)	For the named executive officers, this column includes the following amounts in 2007 and 2006:

Name	Year	401(k) Company Match ($)	Term Life Insurance Payment ($)	Auto Benefit ($)	Financial Planning Services ($)	Accrued Vacation Days ($)	Payment for Termination of Employment Agreement ($)	Executive Physical ($)	Relocation ($)	Totals ($)
Michael Marquard	2007	$ 2,773	$ 258	$ 12,000	$ 13,000	$ -	$ -	$ -	$ -	$ 28,031
	2006	-	161	7,336	-	-	-	-	133,336	140,833
Jeffrey Smith	2007	2,060	396	12,000	13,000	-	-	-	-	27,456
	2006	-	161	7,545	-	-	-	-	-	7,706
Kevin Connolly	2007	5,424	138	10,200	10,000	-	-	-	-	25,762
	2006	-	138	10,200	7,825	-	-	-	-	18,163
Nancy McCarthy	2007	7,929	138	7,689	10,000	-	-	-	-	25,756
	2006	8,507	138	4,698	4,950	-	-	-	-	18,293
Steven Budd	2007	3,983	46	1,042	5,000	12,118	553,777	-	-	575,966
	2006	8,587	138	6,064	4,950	-	-	1,325	-	21,064

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2007.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Michael Marquard	3/30/2007	(1)	26,261	-	$ -	$ 250,005
	3/30/2007	(2)	-	42,400	9.52	168,328
Jeffrey Smith	3/30/2007	(1)	11,817	-	-	112,498
	3/30/2007	(2)	-	19,080	9.52	75,748
Kevin Connolly	3/30/2007	(1)	10,504	-	-	99,998
	3/30/2007	(2)	-	16,960	9.52	67,331
Nancy McCarthy	3/30/2007	(1)	4,202	-	-	40,003
	3/30/2007	(2)	-	6,784	9.52	26,932

(1)	Restricted stock grant which cliff vests March 30, 2010.

(2)	SARs which step vest in one-third increments on each anniversary of the date of grant.

Outstanding Equity Awards

The following table provides information concerning the number and value of unexercised options, SARs and restricted stock awards for the named executive officers outstanding as of the fiscal year ended December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not Vested (#)		Market Value of Shares that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Vlaue of Unearned Shares or Other Rights that have not Vested ($)
Michael Marquard	-		-		$ -	-	11,244	(1)	$ 105,356	-		$ -
	7,867	(2)	15,736	(2)	13.34	5/11/2011	-		-	-		-
	-		-		-		26,261	(3)	246,066	-		-
	-		42,400	(4)	9.52	3/30/2012	-		-	-		-
Jeffrey Smith	-		-		-	-	7,424	(5)	69,563	-		-
	5,220	(6)	10,442	(6)	13.47	5/15/2011	-		-	-		-
	-		-		-	-	11,827	(3)	110,725	-		-
	-		19,080	(4)	9.52	3/30/2012	-		-	-		-
Kevin Connolly	-		-		-	-	4,146	(7)	42,082	-		-
	10,000		-		11.27	6/8/2010	-		-	-		-
	2,377	(8)	4,756	(8)	12.06	3/23/2011	-		-	-		-
	-		-		-		10,504	(3)	98,422	-		-
	-		16,960	(4)	9.52	3/30/2012	-		-	-		-
Nancy McCarthy	-		-		-	-	4,146	(7)	42,082	-		-
	-		-		-	-	-		-	1,987	(9)	18,618
	10,000		-		27.68	7/21/2014	-		-	-		-
	3,384		-		20.15	3/29/2010	-		-	-		-
	2,377	(8)	4,756	(8)	12.06	3/23/2011	-		-	-		-
	-		-		-		4,202	(3)	39,373	-		-
	-		6,784	(4)	9.52	3/30/2012	-		-	-		-

(1)	Restricted shares of common stock that cliff vest on May 11, 2009.

(2)	One-third of the SARs is currently exercisable, one-third will become exercisable on each of May 11, 2008, and May 11, 2009.

(3)	Restricted shares of common stock that cliff vest on March 30, 2010.

(4)	One-third of the SARs will become exercisable on each of March 30, 2008, March 30, 2009, and March 30, 2010.

(5)	Restricted shares of common stock that cliff vest on May 15, 2009.

(6)	One-third of the SARs is currently exercisable, one-third will become exercisable on each of May 15, 2008, and May 15, 2009.

(7)	Restricted shares of common stock that vest on March 23, 2009.

(8)	One-third of the SARs is currently exercisable, one-third will become exercisable on each of March 23, 2008, and March 23, 2009.

(9)	Performance contingent shares granted on March 29, 2005.

Option Exercises and Stock Vested

The following table presents information concerning the vesting of shares of restricted stock for the named executive officers during the fiscal year ended December 31, 2007.  None of our named executive officers exercised any stock options during fiscal 2007.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin Connolly	8,000	$ 80,960
Nancy McCarthy	7,700	77,924
Steven Budd	18,750	186,188

Nonqualified Deferred Compensation

The following table presents information on the non-qualified deferred compensation of our named executive officers in and as of the end of 2007.

Name	Executive Contributions in 2007 ($)	Registrants Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2007 ($)
Michael Marquard	$ -	$ -	$ -	$ -	$ -
Jeffrey Smith	-	-	-	-	-
Kevin Connolly	-	-	-	-	-
Nancy McCarthy	-	-	-	-	-
Steven Budd	-	-	23,044	153,733	-

Potential Payments upon Termination

The following table reflects the estimated amount of compensation that would be payable to each of our currently employed named executive officers upon termination of such executive’s employment in accordance with their respective employment separation agreements and restricted stock grant agreements.  The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Name	Cash Payment ($)	Continuation of Medical/ Welfare Benefits (Present Value) ($)	Acceleration of Equity Awards ($) (1)	Total Termination Benefits ($)
Voluntary Resignation:
Michael Marquard	$ -	$ -	$ -	$ -
Jeffrey Smith	-	-	69,563	-
Kevin Connolly	-	-	-	-
Nancy McCarthy	-	-	-	-
Termination Without Cause or Resignation for Good Reason:
Michael Marquard	844,000	22,500	-	866,500
Jeffrey Smith	625,833	15,000	69,563	710,396
Kevin Connolly	399,866	15,000	-	414,866
Nancy McCarthy	-	-	-	-
Termination Without Cause or Resignation for Good Reason Upon a Change of Control:
Michael Marquard	844,000	22,500	351,422	1,217,922
Jeffrey Smith	625,833	15,000	180,288	821,121
Kevin Connolly	399,866	15,000	137,271	552,137
Nancy McCarthy	-	-	78,221	78,221

(1)
These amounts are based on the value of restricted shares of common stock held at December 31, 2007 that would become immediately vested upon retirement or a change of control pursuant to the applicable restricted stock grant agreement.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, including accrued vacation pay, distributions of plan balances under the 401(k) Plan and payments of amounts under disability insurance policies.

Below is a summary of all employment separation agreements that were in effect during all or a portion of 2007 for any individual who served as a named executive officer during 2007.

Current Executives

Michael J. Marquard

Under Mr. Marquard’s employment separation agreement, in consideration of certain covenants not to compete and not to solicit our employees or clients for a period of up to 18 months after termination of employment, as well as a general release of claims against the Company, Mr. Marquard is entitled to receive the following benefits if he is terminated without Cause or if he resigns with Good Reason:

•	A payment equal to the product of 18 times his then current monthly base salary;
•	A payment equal to the average cash incentive compensation paid to him based on the three most recent years (or such shorter period of employment); and
•	Continued participation in our health and welfare programs, at our expense, for up to 18 months.
For purposes of Mr. Marquard’s agreement:

“Cause” generally means: (1) Mr. Marquard’s failure to comply with reasonable instructions of our Board of Directors that remains unremedied after written notice thereof; (2) a material breach of the agreement by Mr. Marquard that remains unremedied after written notice thereof; (3) Mr. Marquard’s failure to adhere to our documented policies and procedures that remains unremedied after written notice thereof; (4) Mr. Marquard’s failure to adhere to moral and ethical business principles consistent with our Code of Conduct; or (5) Mr. Marquard’s conviction of a crime or other documented act of material dishonesty in the commission of his duties.

“Good Reason” generally means: (1) material reduction of Mr. Marquard’s duties or assignment of duties materially inconsistent with his responsibilities as our CEO that remains unremedied after written notice thereof; (2) a material breach of the agreement by the Company that remains unremedied after written notice thereof; (3) a reduction in Mr. Marquard’s current base salary or failure to pay him any material amount when due that remains unremedied after written notice thereof; or (4) adverse change in Mr. Marquard’s titles, responsibilities or base salary or relocation of the Company’s office more than 50 miles, in each case within two years of a change in control.

Jeffrey E. Smith

Under Mr. Smith’s employment separation agreement, in consideration of certain covenants not to compete and not to solicit employees or clients for a period of up to 18 months after termination of employment, as well as a general release of claims against the Company, Mr. Smith is entitled to receive the following benefits if he is terminated without Cause or if he resigns with Good Reason:

•	A payment equal to the product of 18 times his then current monthly base salary;
•	A payment equal to the average cash incentive compensation paid to him based on the three most recent years (or such shorter period of employment); and
•	Continued participation in our health and welfare programs, at our expense, for 12 months.

For purposes of Mr. Smith’s agreement:

“Cause” generally means: (1) Mr. Smith’s failure to satisfactorily perform duties despite adequate warnings; (2) Mr. Smith’s failure to adhere to (a) generally accepted standards of conduct in the workplace, (b) our policies and procedures or (c)  moral and ethical business principles; or (3) Mr. Smith’s conviction of a crime or any other act of dishonesty in commission of his duties.

“Good Reason” generally means: (1) a substantial adverse change in Mr. Smith’s title or responsibilities; (2) a reduction in Mr. Smith’s base salary; (3) modification of Mr. Smith’s overall compensation plan resulting in the material reduction of his earning potential; or (4) a relocation of our principal place of business more than 50 miles from Mr. Smith’s residence.

Kevin Connolly

Under Mr. Connolly’s employment separation agreement, in consideration of certain covenants not to compete and not to solicit employees or clients for a period of 12 months after termination of employment, as well as a general release of claims against the Company, Mr. Connolly is entitled to receive the following benefits if he is terminated without Cause or if he resigns with Good Reason:

•	A payment equal to the product of 12 times his then current monthly base salary;
•	A payment equal to the average cash incentive compensation paid to him during the three most recent years (or such shorter period of employment); and
•	Continued participation in our health and welfare programs, at our expense, for 12 months.

For purposes of Mr. Connolly’s agreement:

“Cause” generally means: (1) Mr. Connolly’s material failure to use his best efforts to achieve his goals that remains unremedied after written notice thereof; (2) Mr. Connolly’s material failure to comply with the reasonable instructions of the CEO; (3) Mr. Connolly’s failure to adhere to our documents policies and procedures that remains unremedied after written notice thereof; (4) Mr. Connolly’s material failure to adhere to moral and ethical business principles that continues unremedied after written notice thereof; (5) Mr. Connolly’s conviction of a criminal offense; (6) any documented act of material dishonesty or fraud by Mr. Connolly that continues unremedied upon written notice thereof; or (7) misconduct by Mr. Connolly resulting in a misstatement of our financial statements due to material non-compliance with financial requirement under Section 304 of the Sarbanes-Oxley Act.

“Good Reason” generally means: (1) the failure to pay Mr. Connolly any material amount of compensation that is due within 30 days upon written demand; (2) a material reduction in Mr. Connolly’s annual base salary or (3) the relocation of Mr. Connolly’s principal place of employment to a location more than 50 miles from Mr. Connolly’s current principal place of employment.  In addition, during the two year period following any change in control of the Company, “Good Reason” shall also include (1) a material adverse alteration of Mr. Connolly’s duties and responsibilities; (2) an intentional, material reduction of Mr. Connolly’s aggregate target incentive awards or (3) the Company’s failure to maintain Mr. Connolly’s relative level of coverage under its employee benefit plans.

Former Executives

Steven K. Budd

Under Mr. Budd’s employment separation agreement, in exchange for waiving certain payments that Mr. Budd was entitled to upon expiration or termination of his former employment agreement,  Mr. Budd became entitled to a payment of $553,777, half of which was to be paid to Mr. Budd in eight quarterly installments, beginning in February 2007.  The remaining amount was to be paid to Mr. Budd following termination of his employment with the Company.  Further, the amended agreement provided, among other things, that, if Mr. Budd's employment was terminated without cause or if he terminated his employment for good reason (each as defined in the employment agreement), we would pay him an amount equal to six times the sum of his then current monthly base salary plus one-half of the average cash incentive compensation paid to him during the three most recent years and provide him with continued participation in our healthcare and welfare programs at our cost for a period of 12 months.  Mr. Budd resigned from the Company, effective April 6, 2007.  Pursuant to his amended employment agreement, Mr. Budd received cash payments totaling approximately $553,777, of which $34,611 was paid in March 2007 while the remaining $519,166 was paid in October 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee Charter provides that the Audit Committee must review and approve or disapprove all proposed related party transactions, including all transactions required to be disclosed by applicable SEC disclosure rules.  When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in an arm’s length transaction with an unrelated third party, the commercial reasonableness of the transaction, the transaction’s benefit to the Company and any other matters the Audit Committee deems appropriate.  Our management will notify the Audit Committee of new proposed related party transactions of which they become aware and any material changes to any previously approved or ratified related party transactions.

Peter Dugan, the son of John P. Dugan, the chairman of our Board of Directors, is employed by us as Executive Director, Business Development.  In 2007, compensation paid or accrued to Peter Dugan was  $137,269.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

Householding

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card.  Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker.  If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report, please contact us by writing to Jeffrey Smith, Executive Vice President, Chief Financial Officer and Treasurer, PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458, or calling him at 1-800-242-7494.

Stockholder Proposals for the 2009 Annual Meeting

Stockholders interested in presenting a proposal for consideration at the annual meeting of stockholders in 2009 must follow the notice procedures set forth in our bylaws.  To be eligible for inclusion in our proxy materials relating to our 2009 annual meeting of stockholders, all qualified proposals must be received by our Corporate Secretary no later than December 31, 2008.  Stockholder proposals submitted more than thirty but less than sixty days before the scheduled date of our 2009 annual meeting may be presented at the annual meeting if such proposal complies with our bylaws, but will not be included in our proxy materials.  A stockholder’s notice must set forth, as to each proposed matter: (i) as to each person whom the stockholder proposes to nominate for election to the Board of Directors, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder; (ii) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (iii) the name and address, as they appear on our books, of the stockholder proposing such business; (iv) the number of shares of Company common stock which are beneficially owned by such stockholder; (v) a representation that the stockholder is a holder of record of shares of the Company’s common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and (vi) any financial interest of the stockholder in such proposal or nomination.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 4, 2008

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2007 are available in the “Investor Relations” section of our website at www.pdi-inc.com.

Availability of Annual Report on Form 10-K

We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and financial statement schedules included therein.  All such requests should be directed to Jeffrey Smith, Executive Vice President, Chief Financial Officer and Treasurer, PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458.

By order of the Board of Directors,

Kerry Skolkin,
Vice President,
Associate General Counsel and
Corporate Secretary

April 28, 2008

ANNUAL MEETING OF STOCKHOLDERS OF

PDI, INC.

June 4, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330000000000000000 9 060408

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class III Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John Federspiel
- ○ Jack E. Stover
- ○ Jan Martens Vecsi

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for fiscal 2008.	☐	☐	☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

PDI, INC.

June 4, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000000000 9 060408

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class III Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ John Federspiel
- ○ Jack E. Stover
- ○ Jan Martens Vecsi

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for fiscal 2008.	☐	☐	☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY SOLICITED BY THE BOARD OF DIRECTORS

PDI, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 4, 2008

The undersigned stockholder of PDI, Inc. (the "Company") hereby appoints John P. Dugan and Michael J. Marquard and each of them acting singly, with power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned, as designated, all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 4, 2008, and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that properly come before the Annual Meeting of Stockholders of the Company, in accordance with and as described in the Notice of Annual Meeting of Stockholders and the Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR all proposals.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

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